Investment Company Act File No. 811-5571


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         PRE-EFFECTIVE AMENDMENT NO. ___
                        POST-EFFECTIVE AMENDMENT NO. ___

                          AND/OR REGISTRATION STATEMENT
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 17

                 -----------------------------------------------
                           THE INDIA GROWTH FUND INC.
                  ---------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

                   c/o Mitchell Hutchins Asset Management Inc.
                           1285 Avenue of the Americas
                            New York, New York 10019
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                 (212) 713-2848
                  --------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                  Paul Schubert
                           The India Growth Fund Inc.
                   c/o Mitchell Hutchins Asset Management Inc.
                           1285 Avenue of the Americas
                            New York, New York 10019
                  --------------------------------------------
                    (Name and Address for Agent for Service)

                                 With a copy to:
                            Laurence E. Cranch, Esq.
                               Rogers & Wells LLP
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 878-8000

                                EXPLANATORY NOTE

This filing is made solely for the purpose of filing an Amendment to the Registration Statement of The India Growth Fund Inc. (the "Fund") to reflect the change in the Fund's sub-classification under the Investment Company Act of 1940, as amended (the "1940 Act") from a diversified investment company to a non-diversified investment company. At the reconvened annual meeting of stockholders of the Fund held on October 21, 1999, the stockholders of the Fund approved the proposal to change the Fund's sub-classification under the 1940 Act from a diversified investment company to a non-diversified investment company, and the elimination of the Fund's corresponding investment restriction regarding diversification contained in the Fund's Prospectus.

Accordingly, all references to the Fund in the Fund's Registration Statement as a diversified investment company are deleted and hereby replaced with references to the Fund as a non-diversified investment company. Furthermore, the following language contained in the Fund's Registration Statement is hereby deleted:

         1) On page 9 of the Prospectus Summary under the sub-heading "Diversified Status":

         "The Fund is classified as a "diversified investment company under the 1940 Act, which means that the Fund is limited by the 1940 Act in the proportion of its assets that may be invested in the securities of a single issuer. As a diversified investment company, the Fund may not invest a greater proportion of its assets in the obligations of a smaller number of issuers."

         2) Under the sub-heading "Investment Limitations" on page 32:

         "The  Fund may  not:  .....  (4)  Purchase  any  security  (other  than obligations of the United States Government or any agency or instrumentality thereof) if, as a result: (i) as to 75% of the Fund's total assets, more than 5% of such assets (calculated at current market value) would then be invested in securities of a single issuer, or (ii) the Fund would then own more than 10% of the voting securities of any single issuer."


In addition, the following subsection is hereby added to the "Risk Factors and Special Considerations" section:

         "Non-Diversified Investment Company

                  Although the Fund will remain subject to the diversification standards imposed by the Internal Revenue Code of 1986, as amended, as discussed on page 54 of this Prospectus, the change in the Fund's classification to a non-diversified investment company permits the Fund to concentrate its investments in fewer issuers. While greater concentration may prove beneficial when the companies in which the Fund invests outperform the market, greater concentration in fewer issuers will also magnify negative performance by portfolio companies. Furthermore, since the Fund is able to invest a relatively higher percentage of its assets in the obligations of a limited number of issuers, it may be more susceptible to any single economic, political, or regulatory occurrence than it currently is as a diversified fund. In general, the Fund's net asset value and related market price may become more volatile."

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mumbai and State of Maharashtra, India on the 31st day of December, 1999.



                                    THE INDIA GROWTH FUND INC.

                                    By:      /s/  P.S. Subramanyam
                                             P.S. Subramanyam
                                             President and Chairman of the Board